UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 14, 2008
PDF SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)
000-31311
(Commission File Number)

Delaware	25-1701361
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation)
333 West San Carlos Street, Suite 700
San Jose, CA 95110
(Address of principal executive offices, with zip code)
(408) 280-7900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Offers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT 99.1

Item 5.02. Departure of Directors or Principal Offers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On July 14, 2008, PDF Solutions, Inc. (the “Company”) issued a press release announcing the naming of Ms. Joy E. Leo as executive vice president and chief administration officer of the Company. A copy of this press release is attached to this Form 8-K as Exhibit 99.1.
Ms. Leo has more than 25 years of financial and corporate management experience with leading electronics companies. From May 2007 to November 2007, Ms. Leo was senior vice president, chief financial officer and secretary for Credence Systems Corporation. From May 2005 to April 2007, she provided executive level financial consulting to several high-tech companies including serving as acting chief financial officer at CoWare, Inc. Prior to her consulting activities, from September 2000 to December 2004, Ms. Leo served as vice president of finance and administration, chief financial officer and secretary at Artisan Components, Inc. (merged with and into ARM Holdings plc), a provider of physical intellectual property components used to develop complex system-on-a-chip (SoC) ICs. Before serving at Artisan, she served as vice president of finance and administration and chief financial officer for IMP, Inc, an integrated circuit company, as vice president of finance, operations and administration at Innomedia Incorporated, a telecommunications company, and as vice president and chief financial officer for Philips Components, a division of Royal Philips Electronics N.V. Ms. Leo holds a BA in business administration from the University of Utah.
On July 14, 2008, the Company entered into an offer letter agreement (the “Agreement”) with Ms. Leo for her services as executive vice president and chief administration officer. Under the Agreement, Ms. Leo will receive an annual base salary of $270,000, and will also be eligible to receive an annual target incentive bonus equal to 80% of her then current annual base salary, based on her achievement of performance objectives, provided that for the first 12 months of her employment she will be entitled to a guaranteed minimum target bonus of $165,000.
The Agreement also provides for the grant to Ms. Leo of options to purchase 300,000 shares of the Company’s Common Stock, with 1/4th of the total option shares vesting on the 12 month anniversary of her start date and 1/48th of the total option shares vesting on a monthly basis thereafter, resulting in a total vesting period of four years. In the event of certain change of control events, vesting of all outstanding and unvested options will be fully accelerated.
Ms. Leo’s employment is terminable at will, however, in the event that (a) she is terminated without cause or disability or (b) she resigns for certain events constituting good reason, then she will be entitled to (i) vesting acceleration with respect to her outstanding and unvested stock options as if she provided service to the Company for an additional 12 months following the effective date of her separation, (ii) payment of 12 months of her then current annual base salary, paid in accordance with the Company’s standard payroll procedures over a 12 month period, (iii) a pro rata portion of her target bonus that the Company, in its reasonable discretion, determines she has earned as of the effective date of her separation, and (iv) payment of premiums for her COBRA coverage until the earlier of 12 months following the effective date of her separation and the date that she becomes covered under another employer’s health coverage plan. The foregoing description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, which will be filed with the Company’s Form 10-Q for the quarter ended June 30, 2008.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 14, 2008 announcing the appointment of Joy E. Leo as the Registrant’s Executive Vice President and Chief Administration Officer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDF SOLUTIONS, INC. (Registrant)
By:	/s/ John K. Kibarian
John K. Kibarian
Chief Executive Officer and President

Dated: July 16, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated July 14, 2008 announcing the appointment of Joy E. Leo as the Registrant’s Executive Vice President and Chief Administration Officer.